Exhibit 10.9

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is made by and between Chris Schade (the “Executive”) and Aprea Therapeutics, Inc. (the “Company”) (collectively, the “Parties”).

WHEREAS, the Company and Executive are parties to an Employment Agreement, dated as of September 26, 2019 (the “Employment Agreement”);

WHEREAS, the Company is party to an Agreement and Plan of Merger, dated as of May 16, 2022, by and among the Company, ATR Merger Sub I Inc., a Delaware corporation and wholly owned Subsidiary of the Company, ATR Merger Sub II LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company, and Atrin Pharmaceuticals Inc., a Delaware corporation (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, the Executive shall cease to serve as the Company’s Chief Executive Officer as of the date of the Parent Stockholders’ Meeting (as defined in the Merger Agreement) and shall remain as a non-executive employee until the six-month anniversary of the Parent Stockholders’ Meeting; and

WHEREAS, the Parties wish to set forth the terms of the Executive’s separation from the Company, including confirmation as to certain post-employment obligations that Executive has to the Company and/or its affiliates (collectively the “Company Group”).

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged hereby, and in consideration of the mutual covenants and undertakings set forth herein, the Parties agree as follows:

1.Resignation from Offices and Service as Executive Chair. Effective as of the Parent Stockholders’ Meeting, Executive shall resign from his position as Chief Executive Officer of the Company and shall continue to serve as Executive Chair of the Company until the six-month anniversary of the Parent Stockholders’ Meeting or the Executive’s earlier resignation of employment (the “Termination Date”), whereupon Executive shall resign from any and all other officer positions with the Company Group. Executive agrees to promptly sign all appropriate documentation, if any, prepared by the Company Group to facilitate the resignations contemplated by this Section 1. For the avoidance of doubt, the Executive’s resignation as an officer and subsequent termination of employment shall not impact the Executive’s service on the Board of Directors of the Company (the “Board”) and the Executive shall remain a director, subject to re-election in accordance with the Company’s governing documents. While serving as Executive Chair, the Executive may devote his business time and efforts to other business and affairs of the Executive to the extent such activities do not violate the restrictive covenants contained in the Employment Agreement. For the avoidance of doubt, the parties anticipate that the level of services rendered by the Executive while serving as “Executive Chair” will be in excess of 20% of the Executive’s average level of services rendered to the Company during the prior 36-month period.

2.Compensation During Service as Executive Chair. While serving as Executive Chair, the Executive shall continue to receive a base salary, participate in the Company’s annual incentive program and receive employee benefits at the same levels as were in effect prior to the Closing Date (as defined in the Merger Agreement).

3.Accrued Wages and Vested Benefits. Regardless of whether or not the Executive signs this Agreement, promptly following the Termination Date, Executive shall receive payment for all wages (including, but not limited to, base salary, bonuses and commissions, overtime pay, incentive payments, and all accrued but unused paid time off) and benefits through and including the Termination Date that Executive earned during Executive’s employment with the Company Group. Executive understands and acknowledges that, apart from the terms and conditions of this Agreement, Executive shall not be entitled to any additional payments or benefits from the Company Group other than those expressly set forth in this Agreement. The Company shall reimburse Executive for all reasonable business expenses incurred in the performance of Executive’s services to the Company Group, upon receipt of supporting material for such expenses. In addition, Executive’s health care coverage shall terminate on the last day of the month in which the Termination Date occurs. Executive is eligible for continued health care coverage at his own expense pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as will be more fully explained in a notice to be separately provided.

4.Separation Payments.

(a)General. In exchange for and in consideration of the covenants and promises contained herein, including (i) the Executive’s release of all claims against the Company and the Released Parties as set forth in this Agreement and (ii) the execution of the Post Employment Release attached hereto as Exhibit A, which shall be executed within 45 days following the Termination Date, the Company will provide the Executive with the following Separation Payments and Benefits:

i.

Separation Payment. The Company shall pay Executive an amount equal to 12 months of the Executive’s base salary, as in effect as of the date of the Merger Agreement (the “Severance Payment”), payable during the 12-month period following the Termination Date, with the Severance Payment commencing as soon as administratively feasible within 60 days following the Termination Date and the first installment payment including the portion of the Severance Payment that was payable prior to such first payment date, subject to any delay of payment required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as specified in Section 9 of this Agreement;

ii.

Annual Bonus. The Company shall pay Executive an annual bonus for the year of termination equal to the Executive’s target annual bonus opportunity, payable within 60 days following the Termination Date (but in no event later than March 15, 2023), subject to proration based on the number of days in the calendar year that have elapsed prior to the date of termination; and

iii. COBRA Reimbursement. Following the Termination Date, the Company shall pay to the Executive (or to the Executive’s family in the event of Executive’s death) on a monthly basis an amount equal to the monthly amount of the COBRA continuation coverage premium for such month, at the same level and cost to the Executive (or the Executive’s family in the event of Executive’s death) as immediately preceding the Termination Date, under the Company group medical plan in which the Executive participated immediately preceding the Termination Date, less the amount of the Executive’s portion of such monthly premium as in effect immediately preceding the Termination Date, until the earlier of (A) 12 months after the Termination Date and (B) the Executive and Executive’s family have obtained other substantially similar healthcare coverage.

(b)Full Settlement Consideration. The Executive acknowledges and agrees that unless the Executive enters into this Agreement, the Executive would not otherwise be entitled to receive the consideration set forth in Section 4(a) above. The Executive further acknowledges and agrees that: (i) the Executive shall not receive, and is not entitled to receive, any other payments, benefits or remuneration of any kind from the Company Group or the Released Parties, except as set forth in this Agreement, and (ii) the period of continued employment and consideration set forth in Section 3 and Section 4 of this Agreement constitute full accord and satisfaction for all amounts due and owing to the Executive, including all salary, wages, incentive compensation, commissions, paid time off, reimbursements or other payments, benefits or remuneration of any kind which may have been due and owing to the Executive.

(c)Tax Withholding. All payments made by the Company shall be subject to any mandatory deductions and withholdings.

5.Indemnification and Insurance. Subject to applicable law, the Executive will be provided indemnification to the maximum extent permitted by the Company’s Amended and Restated Bylaws and Amended and Restated Certificate of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than those provided to any other Company executives, officers or directors. The rights to indemnification conferred hereby shall include, to the extent permitted by applicable law, the right to be paid by the Company the legal fees and other costs, expenses and disbursements incurred in defending any action, suit, proceeding or investigation with respect to which the Executive is entitled to indemnification in advance of its final disposition subject to receipt by the Company of an undertaking by the Executive to repay such amount, or a portion thereof, if it shall ultimately be adjudicated that the Executive is not entitled to be indemnified by the Company pursuant hereto or as otherwise permitted by law, but such repayment by the Executive shall only be in an amount ultimately adjudicated to exceed the amount for which the Executive was entitled to be indemnified. The advances to be made pursuant to such right shall be paid by the Company to the Executive promptly following receipt by the Company of invoices or other evidence reasonably satisfactory to the Company.

6.General Release. In consideration for the Separation Payments and Benefits outlined in Section 4(a) of this Agreement, to which Executive is not otherwise entitled, Executive, and anyone claiming through Executive or on Executive’s behalf, hereby generally and completely releases and waives each and every past, present, and future parent, division, subsidiary, partnership, owner, trustee, fiduciary, administrator, member, shareholder, investor, associate, affiliate, predecessor, successor and related company, and all of their current or former agents, officers, directors, partners, representatives, attorneys, contractors, insurance companies, administrators, successors, assigns, current and former employees, plan administrators, insurers, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, the predecessors, successors, and assigns of each entity listed above, and each of them (“Released Parties”), from any and all claims, rights, debts, liabilities, demands, causes of action, obligations, and damages, known or unknown, suspected or unsuspected, arising as of or prior to the date of Executive’s signature to this Agreement, under federal, state, local, or common law, including but not limited to claims in any way related to Executive’s employment with the Released Parties, Executive’s separation from employment, the terms and conditions of Executive’s employment, any claims for breach of contract (express, implied or otherwise), including, but not limited to, any payments or benefits under any severance plan, stock option plan, or equity plan; all claims under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination In Employment Act, the Older Workers Benefit Protection Act, and/or the laws prohibiting discrimination, harassment, and/or retaliation in any state in which you are employed, and any and all federal, state, and local employment laws, as well as any and all common law tort or contract theories under federal, state or local laws (“Released Claims”).

(a)Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Executive (or his attorney) from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving other disclosures to a governmental or regulatory entity concerning suspected violations of the law, in each case without receiving prior authorization from or having to disclose any such conduct to the Company, or from responding if properly subpoenaed or otherwise required to do so under applicable law. Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission’s

(“Commission”), National Labor Relations Board’s, the Occupational Safety and Health Administration’s, and the Securities and Exchange Commission’s, or any federal, state, or local governmental agency or commission’s (“Governmental Agencies”) or any state agency’s independent right and responsibility to enforce the law, nor does this Agreement affect Executive’s right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such Governmental Agency, although this Agreement does bar any claim that Executive might have to receive monetary damages in connection with any Commission or Governmental Agency proceeding concerning matters covered by this Agreement. This Agreement does not limit Executive’s right to receive an award or bounty for information provided to any Governmental Agencies, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”). Further, nothing in this Agreement prohibits Executive from testifying in an administrative, legislative or judicial proceeding regarding alleged criminal conduct or harassment, when Executive has been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or the legislature. Moreover, nothing in this Agreement prevents the disclosure of factual information relating to claims of sexual assault, harassment, discrimination, failure to prevent harassment or discrimination, or retaliation against a person for reporting an act of harassment or discrimination, to the extent the claims are filed in a civil or administrative action, and to the extent such disclosures are protected by law.

(b)Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, any rights Executive may have under COBRA, any rights Executive may have under any ERISA-covered employee benefit plan, and does not release Executive’s eligibility for indemnification in accordance with applicable laws, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws.

(d)Release of Claims Under the Age Discrimination in Employment Act. The Executive specifically releases the Released Parties from any and all claims, actions, causes of action, obligations for damages (including but not limited to compensatory, exemplary and punitive damages), losses, expenses, attorneys' fees or costs, back pay, loss of earnings, debts, reinstatement, for causes of action that he may have as of the date on which this Agreement is executed (the “Execution Date”) arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. 621, et seq. and its state or local equivalent (“ADEA”). The Executive further agrees that:

i.	his waiver of rights under this Agreement is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);
ii.	he understands the terms of this Agreement;
iii.	the consideration provided in this Agreement represents consideration over and above that to which he would be entitled, that the consideration would not have been provided had he not signed this Agreement, and that the consideration is in exchange for the signing of this Agreement;

iv.	the Executive is hereby advised in writing to consult with his attorney prior to executing this Agreement, and he affirms he has done so;
v.	the Executive has been given a period of forty-five days (45) within which to consider this Agreement;
vi.	following the Execution Date, the Executive has seven (7) days in which to revoke this Agreement as to claims under the ADEA, only, by written notice as provided in Section 13 of this Agreement;
vii.	this Section 6(d) does not waive rights or claims that may arise under the ADEA after the Execution Date.

(e)Older Workers Benefit Protection Act Disclosure Notice. The Older Workers Benefit Protection Act (“OWBPA”) requires that employers provide specific information to employees who are 40 years of age or older and asked to execute a release of claims in connection with a group termination program. Executive acknowledges and agrees that the Executive received with this Agreement and reviewed a copy of the Memorandum attached as Exhibit B hereto. If the information reflected in Exhibit B changes during the time period for Executive’s review of this Agreement or the Post Employment Release, Executive will be provided with an updated Exhibit B.

(f)The Executive hereby waives any right that the Executive may have to seek or to share in any relief, monetary or otherwise, relating to any claim released herein, whether such claim was initiated by the Executive or not.

7.Non-Disclosure. The terms of this Agreement, including all related facts, circumstances, statements and documents, shall not be admissible or submitted as evidence in any litigation, in any forum, for any purpose, other than to secure enforcement of the terms and conditions of this agreement, or as may otherwise be required by law. Notwithstanding anything contained in this section to the contrary, neither Executive nor any other person shall be prohibited from making truthful statements in connection with any litigation, arbitration, deposition or other legal proceeding, or as may be required by law, any subpoena or any governmental or quasi-governmental authority. nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. The U.S. Defend Trade Secrets Act of 2016 provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct.

8.Continuing Obligations.

(a)Confidential Information and Restricted Activities. By signing this Agreement, Executive represents that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on Executive pursuant to this Section 8 (collectively, the “Restrictive Covenant Agreements”). For purposes of the Restrictive Covenant Agreements, “Company” shall mean the Company and all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, or an equity interest of 50% or more (direct or indirect) (collectively, “Affiliates”). In consideration for the Separation Payments and Benefits outlined in Section 4(a) of this Agreement, to which Executive is not otherwise entitled, Executive agrees that during Executive’s employment and for the twelve month period following the Termination Date (the “Restricted Period”) Executive will not (without the Company’s prior written consent), whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, (i) engage, participate or invest in any business activity anywhere in the world that develops, markets or sells any products, or performs or sells any services that directly or indirectly target the pharmacological restoration of normal function to wild type or missense-mutant P53 in oncologic applications; provided that this shall not prohibit any investment by Executive in publicly traded stock of a company representing less than two percent of the stock of such company, (ii) (A) solicit or attempt to solicit, or (B) take away or divert from the Company, or attempt to take away or divert from the Company, the business or patronage of any customer(s) known to Executive with respect to which Executive was involved in soliciting, in each case at any time during the twelve-month period that immediately preceded the termination of Executive’s employment with the Company and with which, as a result of Executive’s employment with the Company, Executive had business dealings or about which Executive acquired confidential information, or (iii) (A) recruit or attempt to recruit, solicit or attempt to solicit, hire or attempt to hire, interfere with or endeavor to entice away or (B) assist in recruiting or attempting to recruit, soliciting or attempting to solicit, hiring or attempting to hire, interfering with or enticing away any person who is or was employed by the Company or is or was an agent, representative or consultant of the Company within the six-month period preceding the termination of Executive’s employment with the Company, provided, however, that this subsection (iii) shall not apply to employees terminated prior to the termination of Executive’s employment with the company. Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive expressly consents to be bound by the provisions of the Restrictive Covenant Agreements for the benefit of the Company or any Affiliate or successor. Executive acknowledges that this Agreement affords Executive with a period of seven (7) days in which to revoke Executive’s consent to this Agreement, as more fully described in Section 14.

(b)Return of Property. The Executive agrees and acknowledges that all written materials, records, documents, electronic files and any other tangible items made by the Executive or coming into his possession during his employment by the Company Group concerning the business or affairs of the Company Group are the sole property of the Company. The Executive represents and warrants that, within ten days following the Termination Date: (i) he shall return to the Company all such Company Group property (and any copies thereof), including, but not limited to, all identification cards, keys, credit cards, documents, computers, cell phones, and disks, as well as all materials containing confidential information, in any form; and (ii) he shall destroy (and not retain) any of the Company Group’s confidential information on his personal computer (or any other personal electronic device in his possession, custody or control); provided, however, that the Executive shall be entitled to retain the mobile telephone and laptop issued to him by the Company, following disconnection by the Company’s IT staff of all Company Group property on such laptop and mobile telephone. Executive shall be entitled to port the mobile telephone number to his own service.

(c)Non-Disparagement. Executive will not make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that any member of the Company Group engaged in any wrongful, unlawful or improper conduct, whether relating to Executive’s employment (or the termination thereof), the business or operations of the Company Group, or otherwise or (ii) disparages, impugns, or in any way reflects adversely upon the business or reputation of the Company Group. Nothing herein will be deemed to preclude Executive from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process, instituting and pursuing legal action, or engaging in other legally protected speech or activities.

(d)Blue-Penciling. If, at the time of enforcement of any of the provisions of Section 8 of this Agreement (or the provisions of the Employment Agreement), it shall be adjudged that the duration, scope, geographic area or other restrictions stated therein are unreasonable under circumstances then existing, the Executive and the Company agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

(e)Enforcement of Agreement; Relief. Executive acknowledges and agrees that the Restrictive Covenant Agreements and all other provisions of this Agreement and the Employment Agreement that are intended to endure beyond the terms of Executive’s employment shall survive the termination of Executive’s employment and that any violation of any of the Restrictive Covenant Agreements will cause immediate and irreparable damage to the Company, entitling it to specific performance, injunctive relief and other equitable remedies. The Executive further acknowledges and agrees that the provisions of Section 8 of this Agreement (and the provisions of the Employment Agreement) are reasonable and necessary to protect the legitimate business interests of the Company Group. Executive specifically consents to the issuance of temporary, preliminary, and permanent injunctive relief to enforce the terms of this Agreement. In addition to injunctive relief, the Company is entitled to all money damages available under the law. If Executive breaches any of the covenants contained in the Restrictive Covenant Agreements, in addition to the Company’s other legal and equitable remedies, the Company may cease any termination benefits to which Executive might otherwise be entitled. Any such termination of the termination benefits by the Company in the event of a breach by Executive shall not affect Executive’s ongoing obligations to the Company including pursuant to this Agreement.

(f)Transition Cooperation. In consideration for the payments and agreements set forth herein, including but not limited to the accelerated equity vesting provided under Section 4(a), Executive will cooperate in the transition of his work related to the business issues and projects Executive was involved in while employed by the Company Group and Executive will be available to provide such transitional assistance as may be requested by the Company, provided there is no interference with any other employment Executive may then have.

9.Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Executive hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) provided such determination is in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, then (i) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death.

10.Entire Agreement. The Executive acknowledges and agrees that this Agreement reflects the entire agreement between the Parties regarding the subject matter hereof and fully supersedes any and all prior agreements and understandings between the Parties hereto, except for the Employment Agreement, which remains valid and binding and shall continue in full force and effect. There is no other agreement except as stated herein. The Executive acknowledges that the Company Group has made no promises to the Executive other than those contained in this Agreement.

11.Modification. This Agreement may not be changed unless the change is in writing and signed by the Executive and an authorized representative of the Company.

12.General Provisions. The failure of any party to insist on strict adherence to any term hereof on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term hereof. The language and all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the Parties, regardless of who drafted it. This Agreement may be signed in counterparts, and may be delivered by facsimile or electronic mail. The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof.

13.Review Period. The Executive understands that the Company has given him a period of forty-five (45) calendar days to review and consider this Agreement before signing it (the “Review Period”). The Executive further understands that he may use as much of this period as he wishes prior to signing this Agreement and should Executive sign and return the Agreement prior to the expiration of the review Period, he waives any remaining portion thereof. The Executive acknowledges and agrees that he must sign and return the original Agreement to the Company, c/o Scott Coiante, 535 Boylston Street, Boston, MA 02116 (“Company’s Representative”), no later than the expiration of the Review Period and that, if he fails to do so, the entire Agreement shall be null and void and the Parties shall have no obligations under the Agreement to one another. The Executive acknowledges that, to the extent that he decides to sign this Agreement prior to the expiration of the above period, such decision was knowing and voluntary on his part.

14.Revocation Period. The Executive may revoke this Agreement within seven (7) calendar days of the date on which he signs it (the “Revocation Period”) by delivering a written notice of revocation to the Company, c/o Scott Coiante, 535 Boylston Street, Boston, MA 02116, no later than the close of business on the seventh day after the Execution Date. This Agreement shall not be effective or enforceable and no payments will be made hereunder until: (a) the Executive has signed and returned this Agreement to the Company within the review period set forth above, (b) the Revocation Period has expired without the Executive exercising his revocation right (the “Effective Date”).

15.Choice of Law. This Agreement shall in all respects be interpreted, enforced and governed in accordance with and pursuant to the laws of the State of Delaware, without regard to its conflicts or choice of law principles.

16.Arbitration. The Parties agree that any and all disputes between the Executive and the Company arising out of, relating to or concerning this Agreement or the Executive’s employment shall be submitted exclusively to confidential, final and binding arbitration before the American Arbitration Association. The Parties hereby agree to arbitrate any disputes, in Delaware, under the American Arbitration Association’s then existing Employment Arbitration Rules which can be found at https://adr.org/sites/default/files/EmploymentRules_Web_2.pdf, and both parties specifically consent to personal jurisdiction in such forum. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared by the Parties to the arbitration. Nothing herein shall prevent the Company from seeking and obtaining injunctive relief from a court with respect to any violation or potential violation of any of the provisions of Section 8 of this Agreement. The Parties specifically waive their respective right to a trial by jury for any dispute, claim, controversy, or cause of action arising out of, relating to or concerning this Agreement.

17.Legal Counsel. The Executive is hereby advised of his right to consult with an attorney before signing this Agreement, which includes a general release and a jury trial waiver. The Executive hereby acknowledges the Executive’s right to consult with an attorney.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT; UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT OF HIS OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS.

APREA THERAPEUTICS, INC.		CHRISTIAN S. SCHADE

By:	/s/Christian S. Shade	By:	/s/Christian S. Shade
Name:	Christian S. Schade	Date:	May 16, 2022
Title:	Chief Executive Officer
Date:	May 16, 2022

EXHIBIT A

POST EMPLOYMENT RELEASE

TO BE EXECUTED ONLY AFTER THE TERMINATION DATE

1.Release. In consideration for the benefits (the “Severance Benefits”) outlined in the Separation Agreement, dated as of [____ ], 2022 with Aprea Therapeutics, Inc. (the “Company”), to which I am not otherwise entitled, I hereby generally and completely release the Company and its affiliated entities (collectively “Company Entities”) and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to the time I sign this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan), the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Fair Credit Reporting Act; and (6) any other federal, state or local law, rule, regulation, or ordinance; (7) any public policy, contract, tort, or common law; and (8) any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters. This Release does not apply to (x) claims which cannot be released as a matter of law, (y) any right I may have to enforce the Agreement, or (z) my eligibility for indemnification and similar matters in accordance with applicable laws, the articles, charter and bylaws of the Company or any indemnification agreement I have with the Company.

2.ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA and that the consideration given for the waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that:

(a)my waiver and release specified in this paragraph do not apply to any rights or claims that arise after the date I sign this Release;

(b)I have the right to consult with an attorney prior to signing this Release;

(c)I have forty-five (45) days to consider this Release (although I may choose voluntarily to sign this Release earlier);

(d)I have seven (7) days after I sign this Release to revoke the Release; and

(e)this Release will not be effective until the date on which the revocation period has expired, which will be the eighth day after I sign this Release, assuming I have returned it to the Company by such date.

3. Older Workers Benefit Protection Act Disclosure Notice. The Older Workers Benefit Protection Act (“OWBPA”) requires that employers provide specific information to employees who are 40 years of age or older and asked to execute a release of claims in connection with a group termination program. I acknowledge and agree that I have received and reviewed a copy of the Memorandum attached as Exhibit B hereto. I understand that if the information reflected in Exhibit B changes during the time period for my review of this Post Employment Release, I will be provided with an updated Exhibit B.

2

This Release, together with the Agreement, constitutes the entire understanding of the parties on the subjects covered.

EXECUTIVE:

Chris Schade

Dated:

3

EXHIBIT B TO SEPARATION AND GENERAL RELEASE AGREEMENT

As you have been informed, your employment with Aprea Therapeutics, Inc. (the “Company”) is being terminated in connection with the merger of the Company with Atrin Pharmaceuticals Inc. Persons in the Company whose employment is being terminated have been selected based, as applicable, on the Company’s business need for the employee’s position or services, employee performance, skills and experience, leadership and management ability, utilization, recency of hire, applicability of skills and experience across multiple accounts, team assignment, and team performance.

As you have also been notified, you therefore are eligible for and being offered severance benefits. To be eligible for a severance benefit, an employee must: (a) have had his or her employment involuntarily terminated by the Company as a direct consequence of the merger between the Company and Atrin Pharmaceuticals Inc. (and not, for example, due to the employee’s voluntary resignation or involuntary termination by the Company for cause as determined in the sole discretion of the Company); and (b) sign and return a Separation and General Release Agreement provided by the Company (the “Agreement”) within 45 days after receiving the Agreement, and not revoke the Agreement within 7 days after signing it. The Agreement contains, among other things, a waiver and release of any claims against the Company and related entities and persons.

A copy of your Agreement is attached, which describes the severance benefit being offered to you. As stated, should you wish to accept the Agreement, you must sign and return it to the Company, c/o [NAME], within 45 days after receiving it. You should carefully review the Agreement, including to understand your right to revoke the Agreement within 7 days after you have signed it (if you revoke it, you will not receive the special severance benefit under the Agreement).

The relevant decisional unit described in this disclosure is the [ Department of the

Company]. This information is current as of [DATE].

The following is a listing of the ages and job titles of Company employees in the decisional unit whose employment is being terminated in connection with the merger of the Company and Atrin Pharmaceuticals Inc., and thus are eligible for and being offered a severance benefit in exchange for signing an Agreement:

Job Title	Age
[INDIVIDUALLY LIST ALL THOSE BEING TERMINATED, INCLUDING POSITION, GRADE (IF APPLICABLE) AND AGE – NOT NAME]

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The following is a listing of the ages and job titles of Company employees in the decisional unit whose employment is not being terminated in connection with the merger of the Company and Atrin Pharmaceuticals Inc., and thus are not eligible to receive a severance benefit in exchange for signing an Agreement:

Job Title	Age

[INDIVIDUALLY LIST ALL THOSE BEING RETAINED, INCLUDING POSITION, GRADE (IF APPLICABLE) AND AGE – NOT NAME]

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